Exhibit 10.16

FORM OF

CENTURI GROUP INC.

2024 LONG-TERM INCENTIVE CASH AWARD AGREEMENT

This 2024 Long-Term Incentive Cash Award Agreement, together with Appendix A and Appendix B (collectively, this “Award Agreement”) is dated as of     , 2024, by and between Centuri Group, Inc., (the “Company” or “Centuri”) and   (the “Grantee”).

Overview of Your Long-Term Incentive Cash Award Opportunity

Target Amount of Long-Term Incentive Cash Award:  $   [ Base Salary on 12/31/23 x applicable percentage] (the “Target Cash Award”)

Date of Grant:     , 2024 (the “Date of Grant”)

Performance Cycle: January 1, 2024 to December 31, 2024 (the “Performance Cycle”)

Vesting Schedule: Unless otherwise provided in this Award Agreement, subject to the Grantee’s continuous service and other terms and conditions set forth in this Award Agreement, the Cash Award shall become eligible to vest only if and to the extent that the applicable performance criteria set forth in Section 3 is satisfied during the Performance Cycle. If the performance criteria has been satisfied, then the amount of Cash Award earned based on achievement level of the performance criteria will vest in accordance with the following schedule if and only to the extent that the Grantee remains in continuous service with the Company or one of their affiliates through each applicable Vesting Date set forth below (the “Service-Based Condition”):

% of Cash Award Earned	Vesting Date
25%	[March 15, 2025]
25%	[January 1, 2026]
50%	[January 1, 2027]

1. Grant of Cash Award.

The Company hereby grants the Grantee a cash award subject to the terms and conditions of this Award Agreement (the “Cash Award”). The amount of Cash Award that may be earned under this Award Agreement, if any, may range from 50% to 200% of the Target Cash Award based on achievement of the performance criteria set forth in Section 3. The grant of the Cash Award is made in consideration of the services to be rendered by the Grantee to Centuri or one of its affiliated companies. The Cash Award represents a right to receive an amount of cash payment based on achievement of the performance criteria set forth in Section 3 on the applicable Vesting Date, subject to the terms and conditions set forth in this Award Agreement. The Cash Award shall be credited to a separate account maintained for the Grantee on the books and records of Centuri. The Cash Award credited to the Grantee’s account shall continue for all purposes to be part of the general assets of Centuri. No interest or other amounts are credited or accrued on the Cash Award. The Cash Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Award or the rights relating thereto during the restriction period shall be wholly ineffective.

2. Vesting in Cash Award.

Except as otherwise provided herein, the Cash Award is subject to both performance-based vesting conditions and service-based vesting conditions as described in the Vesting Schedule.

3. Performance Criteria.

Subject to the Grantee’s continuous service with Centuri or one of its affiliates, the amount of Cash Award earned will be determined based on the level of achievement of the Centuri Enterprise Value goal during the Performance Cycle as set forth below. To the extent performance is between Threshold level and Maximum level, the percentage of the Target Cash Award earned will be determined using a straight-line interpolation between 50% and 200%. The achievement level of the performance criteria shall be determined by the Company’s Compensation Committee (the “Committee”) as soon as administratively feasible following the end of the Performance Cycle, but in no event later than 60 days following the end of the Performance Cycle (the date that the Committee certifies the performance result, the “Certification Date”).

Performance Schedule

Performance Level	[Centuri Enterprise Value]	% of Target Cash Award Earned
Threshold	$[•]	[50%]
Target	$[•]	[100%]
Maximum	$[•]	[200%]

4. Forfeiture of Cash Award.

Except as otherwise provided in this Award Agreement, any portion of the Cash Award granted under this Award Agreement that is not earned as of the Certification Date shall be forfeited as of the Certification Date. In addition, except as otherwise provided in this Award Agreement, any unvested Cash Award, whether or not earned, shall be forfeited in case of a Termination for any reason prior to the applicable Vesting Date. The Grantee agrees to execute such documentation that may be reasonably requested by Centuri or an affiliated company in connection with such forfeiture. All rights of Grantee with respect to any forfeited portion of the Cash Award shall cease and terminate upon forfeiture of such Cash Award without any further obligation on the part of Centuri or any affiliated company.

5. Termination of Employment.

(a) During the Performance Cycle.

(i) Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if during the Performance Cycle, the Grantee has a Termination due to (x) the Grantee’s death, (y) a Termination by Centuri or an affiliated company due to the Grantee’s Disability, or (z) an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), the Performance Cycle for purposes of Section 3 shall be deemed to have ended and a prorated portion of the Cash Award shall vest as of the date of such Termination. The prorated portion of the Cash Award vested shall be determined by multiplying (A) the amount of the Target Cash Award, by (B) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between January 1, 2024 and the date of such Termination, and the denominator of which is twelve (12).

(ii) Retirement. Notwithstanding the Vesting Schedule, if during the Performance Cycle, the Grantee has a Termination due to Retirement, the amount of Cash Award earned, if any, shall not be determined until the end of the Performance Cycle, and a prorated portion of the Cash Award shall vest as of the Certification Date. The prorated portion of the Cash Award vested shall be determined by multiplying (A) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between January 1, 2024 and the date of such Termination, and the denominator of which is thirty- six (36), by (B) the amount of Cash Award that the Grantee would have earned based on actual performance achieved over the original Performance Cycle had the Grantee provided continuous service through the last date of the Performance Cycle.

(b) After Conclusion of the Performance Cycle and Prior to the Final Vesting Date.

(i) Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if after the end of the Performance Cycle but prior to an applicable Vesting Date, the Grantee has a Termination due to (x) the Grantee’s death, (y) by Centuri or an affiliated company due to the Grantee’s Disability or (z) an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), the Service-Based Condition shall be deemed satisfied and the amount of Cash Award earned based on the level of achievement of the performance goal during the Performance Cycle (to the extent not already vested on a prior Vesting Date) shall become immediately vested as of the later of the Certification Date and the date of such Termination.

(ii) Retirement or an Involuntary Termination After Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if after the end of the Performance Cycle but prior to the applicable Vesting Date, the Grantee has a Termination due to (x) Retirement or (y) an Involuntary Termination that occurs after six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), a prorated portion of the Cash Award earned based on the level of achievement of the performance criteria during the Performance Cycle shall vest as of the later of the Certification Date and the date of such Termination. The prorated portion of the Cash Award that will vest shall be determined by multiplying (A) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between January 1, 2024 and the date of such Termination, and the denominator of which is thirty-six (36), by (B) the amount of Cash Award earned during the Performance Cycle, with such amount then reduced by any portion of the Cash Award already paid in connection with a prior Vesting Date.

(c) Other Terminations. For the avoidance of doubt, if the Grantee has a Termination for any reason other than those set forth in Section 5(a) or Section 5(b) prior to the applicable Vesting Date, then any unvested portion of the Cash Award shall be forfeited and the Grantee’s rights with respect to any unvested portion of the Cash Award shall cease and terminate, without any further obligation on the part of the Company, Centuri or any affiliated company.

6. Payment of Cash Award.

(a) As soon as administratively possible, as determined solely by the Company, but within sixty (60) days following each Vesting Date, the Grantee shall receive a cash payment equal to the amount of Cash Award vested on the applicable Vesting Date (the “Payment Date”), subject to reduction for applicable tax and other withholdings in accordance with Section 8; provided that if the Grantee has a Termination (i) for Cause or (ii) a voluntary resignation not for Good Reason (if applicable) or Retirement between the Vesting Date and the Payment Date, the Grantee shall forfeit the unpaid portion of the Cash Award, and the Grantee shall not be entitled to any further payments after the date of such Termination under this Award Agreement.

(b) Notwithstanding the forgoing, if any portion of the Cash Award vests pursuant to Section 5(a) or Section 5(b), the Grantee shall receive a cash payment equal to the amount of Cash Award vested as determined under Section 5(a) or Section 5(b), as applicable, within sixty (60) days following the date such Cash Award vests (or such later date as may be required by Section 9).

7. Administration.

The terms of this Award Agreement shall be administered and interpreted by the Committee pursuant to the administrative powers given to it hereunder; accordingly, the Committee may interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Award Agreement. Any decision or interpretation made, or action taken, by the Committee in connection with the administration of the Cash Award shall be final, conclusive and binding on the Grantee. Specifically, subject to applicable laws, the Committee shall have the authority, in its sole and absolute discretion to:

(a)	determine whether and when the Cash Award vests and the performance goal is achieved;

(b)

to adjust performance criteria or performance results to take into account changes in law, accounting or tax rules, or transactions or other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Committee deems necessary or appropriate to avoid windfalls or hardships;

(c)	to approve corrections in the documentation or administration of the Cash Award; and

(d)	to take such other action as the Committee deems appropriate.

8. Tax Liability and Withholding.

The Grantee shall be required to pay to Centuri or an affiliated company, and Centuri or an affiliated company shall have the right to deduct from the Cash Award (or any portion thereof) paid to the Grantee pursuant to the Award Agreement, the amount of any required withholding or other taxes in respect of the Cash Award and to take all such other action as the Committee (as defined below) deems necessary to satisfy all obligations for the payment of such withholding and other taxes.

Notwithstanding any action Centuri or an affiliated company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and none of Centuri or any affiliated company (a) make any representation or undertakings regarding the treatment of any Tax- Related Items in connection with the grant, vesting or settlement of the Cash Award; and (b) does not commit to structure the Cash Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Section 409A.

This Award Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Any payment under this Award Agreement that is subject to the requirements of Section 409A of the Code may only be made in a manner and upon an event permitted by Section 409A of the Code. Payments upon termination of employment may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, none of the Company or any affiliated company makes any representations that the payment provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company or any affiliated company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non- compliance with Section 409A of the Code. Notwithstanding anything to the contrary herein, in the case of a payment of the vested Cash Award on account of any Termination as provided for above, other than death, if the Grantee is a “specified employee” as defined in Section 409A of the Code, to the extent required to avoid penalty taxes under Section 409A, payment of the vested portion of the Cash Award shall not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, the date of death of the Grantee).

10. Restrictive Covenants.

The Grantee hereby acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the employment agreement, if any, that the Grantee has previously entered into with Centuri or an affiliated company and any other restrictive covenants pursuant to which the Grantee has previously agreed to be bound, which restrictive covenants are an integral part of Centuri’s decision to make this Cash Award to the Grantee. Accordingly, all such restrictive covenants contained in the employment agreement and such other agreements are hereby deemed incorporated fully herein by reference as if set forth herein. Notwithstanding foregoing, if the Grantee does not have an employment agreement with Centuri or an affiliated company that contains restrictive covenants, then the Grantee hereby acknowledges and agrees to be bound by the restrictive covenants set forth in Appendix B of this Award Agreement and any other restrictive covenants pursuant to which the Grantee has previously agreed to be bound, which restrictive covenants are an integral part of Centuri’s decision to make this Cash Award to the Grantee. Accordingly, all such restrictive covenants contained herein, and such other agreements, are hereby deemed incorporated fully herein by reference as if set forth herein.

11. Miscellaneous.

(a)

Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any affiliated company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or any affiliated company.

(b)	No amendment or modification of this Award Agreement may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations.

(d)

Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(e)

The value of the Cash Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Grantee’s employment agreement, if any, with Centuri or an affiliated company.

(f)

This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement to the substantive law of another jurisdiction. Grantee acknowledges that this Award Agreement sets forth the entire understanding between Grantee and the Company regarding the Grantee’s Cash Award. The Grantee has reviewed and fully understands all provisions of this Award Agreement in its entirety and agrees to be bound by the determinations of the Committee. The Grantee acknowledges that the Cash Award hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the restrictions on the Cash Award are removed and the Cash Award is paid to the Grantee. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or payment of the Cash Award and that the Grantee has been advised to consult a tax advisor prior to such vesting or payment.

(g)	Grantee’s Cash Award is subject to the provisions of the Company’s clawback policy as effective from time to time.

CENTURI GROUP, INC.

By:
William J. Fehrman, President and Chief Executive Officer

GRANTEE

By:
[ ]

APPENDIX A

Definitions

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Cause” means as such term is defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company; provided, however, if the Grantee does not have an employment agreement with Centuri or an affiliated company, “Cause” shall mean the Grantee has engaged in any one or more of the following: (a) the Grantee’s negligence in the performance of, intentional nonperformance of, or inattention to the Grantee’s material duties and responsibilities, any of which continue for five (5) business days after receipt of written notice of need to cure the same; (b) the Grantee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of Centuri or an affiliated company; (c) the violation by the Grantee of any of the Centuri or an affiliated company’s policies or procedures, which violation is not cured by the Grantee within five (5) business days after the Grantee has been given written notice thereof; (d) a conviction of, a plea of nolo contendere, a guilty plea, or confession by the Grantee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) the Grantee’s use of illegal substances or habitual drunkenness; (f) the breach by the Grantee of the Grantee’s employment or other service agreement if the Grantee does not cure such breach within five (5) business days after the Grantee has been given written notice thereof; or (g) a breach by the Grantee of any non-solicitation, non-compete, and/or confidentiality requirements to which the Grantee is required to comply pursuant to this Award Agreement and any other agreement that the Grantee has with Centuri or an affiliated company.

“Change in Control” means (a) the sale (other than to a member of Centuri and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (collectively, the “Employer Group”)) of substantially all of the operating assets of (1) Centuri and its subsidiaries or (2) Southwest Gas Holdings, Inc. (“SWX”) and its subsidiaries, (b) the acquisition (other than by a member of the Employer Group) of more than fifty percent (50%) of the stock of Centuri by a group of shareholders or an entity which acquires control of Centuri, (c) a merger or consolidation of Centuri with any other entity, other than a merger or consolidation which would result in the voting securities of Centuri outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Centuri or such surviving entity outstanding immediately after such merger or consolidation, (d) a merger or consolidation of SWX with any other entity, other than a merger or consolidation which would result in the voting securities of SWX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of SWX or such surviving entity outstanding immediately after such merger or consolidation, (e) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SWX representing more than 30% of the combined voting power of SWX’s then outstanding securities entitled to then vote generally in the election of directors of SWX, or (f) during any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of SWX cease to constitute at least a majority thereof, unless the election, or the nomination for election by SWX’s shareholders, of each new board member was approved by a vote of at least three-fourths (3/4) of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election was so approved). For the avoidance of doubt, an initial underwritten offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, after which Centuri’s common equity securities will be traded on a U.S. national securities exchange or a spin-off of Centuri from SWX that resulted in Centuri’s common equity securities being listed on a U.S. national securities exchange shall not constitute a Change in Control.

A-1

“Disability” means such term as defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company, and if the Grantee does not have an employment agreement, “Disability” means that the Grantee has been determined to be disabled in accordance with the disability insurance maintained by Centuri.

“EBITDA” means Centuri’s Earnings Before Interest, Taxes, Depreciation, and Amortization.

“Enterprise Value” means the excess, if any, of (i) the product of EBITA multiplied by 10, over (ii) Net Debt.

“Good Reason” means such term as defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company, and if the Grantee does not have an employment agreement, then Good Reason shall not be applicable under this Award Agreement.

“Involuntary Termination” means a Termination (a) by the Company without Cause (and, for clarity, not due to the Grantee’s death, Disability or Retirement) or (b) if the Grantee has an employment agreement with Centuri or an affiliated company that includes Good Reason, by the Grantee for Good Reason; provided, however, that clause (b) shall not apply if either the Grantee does not have an employment agreement with Centuri or an affiliated company or the Grantee’s employment agreement does not include a definition of Good Reason.

“Net Debt” means Centuri’s bank borrowings, less cash.

“Retirement” means (i) with approval from the Centuri Chief Executive Officer (or in the case of the Chief Executive Officer, with the approval of the Committee), the Grantee elects to terminate his/her employment with Centuri, or one of its affiliated companies, after both attaining age 59 1⁄2, and completing twelve (12) complete calendar months of employment; or (ii) the Grantee has attained age 65 and elects to leave his/her employment with Centuri, or one of its affiliated companies.

“Termination” means termination of the Grantee’s employment with Centuri, and its affiliated companies, if the Grantee dies, or retires, or otherwise has a termination of employment with Centuri, and its affiliated companies; provided, that a Grantee’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, if a Grantee’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Grantee will return to perform services for Centuri or an affiliated company. If the period of leave exceeds six (6) months and the Grantee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. For purposes of the definition of “Termination,” the term “Centuri” includes all other organizations that together with Centuri are part of the Code Section 414(b)-(c) controlled group of organizations. Whether a Grantee has incurred a Termination shall be determined based in accordance with Section 409A of the Code. Additionally, if a Grantee ceases to work as a Centuri employee or an employee of an affiliated company, but is retained to provide services as an independent contractor of Centuri or an affiliated company, the determination of whether the Grantee has incurred a Termination shall be determined based in accordance with Section 409A of the Code.

A-2

APPENDIX B

As a condition of receiving the grant of this Cash Award, if the Grantee does not have an employment agreement with Centuri or an affiliated company that contains restrictive covenants, then the Grantee hereby agrees to the following terms (unless defined herein, all capitalized terms shall have the meanings ascribed thereto in the Award Agreement and Appendix A of the Award Agreement):

I. OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION

A. Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Grantee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Grantee shall not use or disclose to any unauthorized person or use for his/her own purposes Proprietary or Confidential Information without the prior written consent Centuri or an affiliated entity that is deemed to be an employee of Grantee (collectively, the “Employer”), except as may be necessary in the ordinary course of performing his/her duties to Employer.

Notwithstanding the foregoing, nothing herein (or in any other agreement between Grantee and Company) shall prevent Grantee from lawfully, and without obtaining prior authorization from Company:

(i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other Proprietary or Confidential Information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Appendix B of the Award Agreement shall not be construed or applied to require Grantee to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section I.A, or to notify the Company of having engaged in any such conduct. Further, pursuant to the Defend Trade Secrets Act, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Grantee files a lawsuit for retaliation by Employer for Grantee’s reporting of a suspected violation of law, Grantee may (i) disclose a trade secret to Grantee’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Grantee (A) files any document containing such trade secret under seal; and (b) does not otherwise disclose such trade secret except pursuant to court order.

B. Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are Centuri’s and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (collectively, the “Employer Group’s”) exclusive property. Grantee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Grantee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Grantee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.

C. Confidential Information from Previous Employment. Grantee shall not disclose or use during his employment with Employer any proprietary and confidential information which Grantee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Grantee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.

D. Conflict of Interest. Grantee shall not engage in outside employment or other activities in the course of which Grantee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.

E. Definitions.

1. “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions, and the Employer Group’s Company-Related Inventions and Developments. Proprietary and Confidential Information also includes information developed by Grantee during his/her course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he/she may be given access to in connection with his/her employment.

2. “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

3. “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual Business (as defined below) of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

II. AGREEMENT NOT TO COMPETE/SOLICIT.

A. Non-Compete. Grantee agrees that during the Covenant Period (as defined below), he/she shall not, without Employer’s written consent, directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

1. engage, as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in the Business of Employer Group (as that Business exists at the Date of Termination), within any state or province of the United States, Canada or any other country in which the Employer Group conducts business, including without limitation any territory serviced by the Employer Group (the “Territory”);

2. call upon any person or entity which is a Customer (as defined below) of the Employer Group within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or

3. call upon any prospective acquisition candidate, on Grantee’s own behalf or on behalf of any competitor, which candidate was, to Grantee’s actual knowledge after due inquiry, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.

For purposes of this provision, “Business” shall mean providing any of the products or services offered by the Employer Group, as of the Date of Termination, and includes without limitation, the (i) installation, replacement, repair, inspection and maintenance of any infrastructure within the energy sector, whether relating to oil, natural gas, electric power, or solar or other such renewables; (ii) installation, replacement, repair, inspection and maintenance of underground or overhead pipeline, cable, wire and conduit; (iii) street and roadway repairs, whether by asphalt or concrete; (iv) installation, replacement, repair, inspection and maintenance of any infrastructure relating to municipal water and waste management; (v) installation, replacement, repair, inspection and maintenance of industrial facilities, including shop fabrication; and (vi) traffic control.

For purposes of this provision, “Customer” shall include any person or entity (i) for which Employer Group provided Business services within the twenty-four (24) months preceding the Date of Termination;

(ii) for which Employer Group sought to provide Business services within the twenty-four (24) months preceding the Date of Termination (which includes without limitation responding to a Request For Information or a Request For Quotation); and/or (iii) that has a valid contract for Business services with a member of Employer Group as of the Date of Termination. Grantee hereby acknowledges the reasonableness of the twenty-four month look back for the purposes of determining the Employer Group’s Customers, given the seasonal nature of the relevant construction industry and long lead time until contract execution.

B. Good Will. Any and all good will which Grantee develops during Grantee’s employment with any Customer shall be the sole, exclusive and permanent property of Employer, and shall continue to be such after termination of Grantee’s employment, whether such termination is voluntary or involuntary.

C. Non-Solicitation of Employees. Grantee agrees that during the Covenant Period, he/she shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group on the Date of Termination to leave his employment and become an employee, consultant or representative of any other entity including, but not limited to, Grantee’s new employer, if any, whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Employer Group.

D. Publicly Traded Securities. The provisions of this Appendix B of the Award Agreement shall not prevent Grantee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Grantee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

E. Agreement to Inform Subsequent Employers. For a period of twelve (12) months after the termination of Grantee’s employment with Employer, whether voluntary or involuntary, Grantee agrees to inform each new employer, prior to accepting employment, of the existence of this Appendix B of the Award Agreement and provide that employer with a copy of this Appendix B of the Award Agreement.

F. Notice of New Address and Employment. During the Covenant Period, Grantee agrees to provide Employer with pertinent information concerning each new job or other business activity in which Grantee engages during such period as Employer may reasonably request in order to determine Grantee’s continued compliance with his obligations under this Appendix B of the Award Agreement. Grantee consents to notification by Employer to such employer(s) concerning his obligations under this Appendix B of the Award Agreement.

G. Reasonableness of Restrictions. Grantee acknowledges that the restrictions set forth in Section II of this Appendix B of the Award Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Grantee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Appendix B of the Award Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Appendix B of the Award Agreement is deemed modified to the extent necessary to permit this Appendix B of the Award Agreement to be enforced in any such proceedings.

H. Ability to Obtain Other Employment. Grantee acknowledges that (1) in the event of the termination of his/her employment with Employer (whether voluntary or involuntary), Grantee’s knowledge, experience and capabilities are such that Grantee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his/her employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Grantee from earning a reasonable livelihood.

I. Injunctive Relief. Grantee acknowledges that compliance with this Appendix B of the Award Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Grantee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Appendix B of the Award Agreement. Because Grantee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Grantee of any promises set forth in this Appendix B of the Award Agreement, Grantee agrees that Employer shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Grantee or Grantee’s dependents.

J. Other Remedies. If Grantee violates and/or breaches this Appendix B of the Award Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Grantee directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Grantee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Appendix B of the Award Agreement.

K. Costs. Grantee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of Grantee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

L. Covenant Period. For purposes of this Section II, the Covenant Period shall mean the period from and during Grantee’s employment with the Employer and ending on the date that is twelve (12) months after Grantee’s employment with Employer terminates, whether voluntary or involuntary.

M. Employees in California and Other Jurisdictions that Limit Restrictive Covenants. Notwithstanding the foregoing, if the Grantee is employed in the State of California, or in another jurisdiction where the provisions of Sections II.A (non-compete) and C. (non-solicitation of employees) of this Appendix B of the Award Agreement are otherwise prohibited by law, to the extent permitted by applicable law, the following provisions shall apply:

1. Sections II.A.1. and 3. above shall not apply, and instead the Grantee acknowledges and agrees that during his/her employment or service with the Employer: (i) the Grantee will not engage (directly or indirectly) in any other employment or business activity within the Territory whose primary business involves or is related to the Business; provided however, the foregoing restriction shall only apply to such service or product for which the Grantee has had access to Proprietary and Confidential Information or otherwise has had active involvement, and (ii) the Grantee will not, without the prior written consent of the Employer, engage (directly or indirectly) in any other employment or business activity that would tend to create an actual or apparent conflict of interest with the Employer, or undermine or interfere with the Grantee’s ability to devote his or her best efforts and to fulfill the duties and responsibilities of his or her position with the Employer. The Grantee further agrees that, given the nature of the business of the Employer Group and his or her position with the Employer, such geographic scope is appropriate and reasonable.

2. Section II.A.2. above shall not apply, and instead the Grantee acknowledges and agrees that as part of his/her obligations hereunder, during the Grantee’s employment with the Employer and after employment terminates for any reason (whether by the Grantee or by the Employer), the Grantee shall not, either directly or indirectly through others, use or disclose any Proprietary and Confidential Information in any effort to solicit, encourage, or attempt to solicit or encourage, any Company Customer to terminate, reduce, or forego that Company Customer’s relationship or prospective relationship with the Employer Group. For purposes of this Appendix B of the Award Agreement, “Company Customer” means any person or entity to whom the Employer Group provided services, or actively sought to provide goods or services, at any time during the Grantee’s employment with the Employer Group.

3. Section II.C. above shall not apply, and instead the Grantee acknowledges and agrees that during his or her employment or service with the Employer and during the Covenant Period, the Grantee shall not, directly or indirectly through others, solicit, encourage, or attempt to solicit or encourage any Service Provider to terminate or reduce the Service Provider’s relationship or business with the Employer. For the purpose of this Appendix B of the Award Agreement, “Service Provider” means persons and entities who, during the Grantee’s employment with the Employer, were employees, consultants, vendors, or independent contractors of the Employer.